EXHIBIT 99.2

FINANCIAL STATEMENTS OF SL INDUSTRIES, INC.

As of and for the three months ended

March 31, 2016

and

March 31, 2015

SL Industries, Inc.

SL INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,289,000	$10,977,000
Receivables, net	33,907,000	32,470,000
Inventories, net	24,370,000	23,722,000
Other current assets	6,815,000	5,946,000
Deferred income taxes, net	4,161,000	4,145,000
Total current assets	74,542,000	77,260,000
Property, plant and equipment, net	18,222,000	18,166,000
Deferred income taxes, net	2,094,000	1,949,000
Goodwill	18,771,000	19,004,000
Other intangible assets, net	15,675,000	16,473,000
Other assets and deferred charges, net	965,000	1,068,000
Total assets	$130,269,000	$133,920,000
LIABILITIES
Current liabilities:
Short-term borrowings and current portion of long-term debt	$11,500,000	$13,500,000
Accounts payable	19,857,000	20,519,000
Accrued liabilities:
Payroll and related costs	4,494,000	4,976,000
Other	10,454,000	11,652,000
Total current liabilities	46,305,000	50,647,000
Deferred compensation and supplemental retirement benefits	1,175,000	1,180,000
Other long-term liabilities	4,557,000	5,090,000
Total liabilities	52,037,000	56,917,000
Commitments and contingencies
SHAREHOLDERS’ EQUITY
Preferred stock, no par value; authorized, 6,000,000 shares; none issued	—	—
Common stock, $.20 par value; authorized, 25,000,000 shares; issued, 6,496,000 and 6,496,000 shares, respectively	1,299,000	1,299,000
Capital in excess of par value	16,935,000	16,800,000
Retained earnings	91,709,000	90,113,000
Accumulated other comprehensive (loss), net of tax	(3,097,000)	(2,491,000)
Treasury stock at cost, 2,526,000 and 2,535,000 shares, respectively	(28,614,000)	(28,718,000)
Total shareholders’ equity	78,232,000	77,003,000
Total liabilities and shareholders’ equity	$130,269,000	$133,920,000
See accompanying notes to consolidated financial statements.

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net sales	$49,495,000	$46,684,000
Cost and expenses:
Cost of products sold	32,514,000	31,260,000
Engineering and product development	2,772,000	2,784,000
Selling, general and administrative	9,696,000	8,014,000
Depreciation and amortization	1,280,000	589,000
Total cost and expenses	46,262,000	42,647,000
Income from operations	3,233,000	4,037,000
Other income (expense):
Amortization of deferred financing costs	(71,000)	(27,000)
Interest income	2,000	13,000
Interest expense	(57,000)	(6,000)
Other gain (loss), net	105,000	131,000
Income from continuing operations before income taxes	3,212,000	4,148,000
Income tax provision	1,105,000	1,440,000
Income from continuing operations	2,107,000	2,708,000
(Loss) from discontinued operations, net of tax	(511,000)	(162,000)
Net income	$1,596,000	$2,546,000
Basic net income (loss) per common share
Income from continuing operations	$0.53	$0.66
(Loss) from discontinued operations, net of tax	(0.13)	(0.04)
Net income	$0.40	$0.62
Diluted net income (loss) per common share
Income from continuing operations	$0.53	$0.65
(Loss) from discontinued operations, net of tax	(0.13)	(0.04)
Net income	$0.40	$0.61
Shares used in computing basic net income (loss) per common share	3,963,000	4,093,000
Shares used in computing diluted net income (loss) per common share	3,989,000	4,160,000

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net income	$1,596,000	$2,546,000
Other comprehensive income, net of tax:
Foreign currency translation	(606,000)	(132,000)
Comprehensive income	$990,000	$2,414,000
See accompanying notes to consolidated financial statements.

SL INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31,
(Unaudited)

	2016	2015
OPERATING ACTIVITIES:
Net income	$1,596,000	$2,546,000
Adjustment for losses from discontinued operations	511,000	162,000
Income from continuing operations	2,107,000	2,708,000
Adjustments to reconcile income from continuing operations to net cash (used in) operating activities:
Depreciation	725,000	479,000
Amortization	555,000	110,000
Amortization of deferred financing costs	71,000	27,000
Stock-based compensation	239,000	249,000
Loss (gain) on foreign exchange contracts	13,000	(131,000)
Provisions for losses on accounts receivable	19,000	23,000
Deferred compensation and supplemental retirement benefits	93,000	113,000
Deferred compensation and supplemental retirement benefit payments	(98,000)	(104,000)
Deferred income taxes	(163,000)	(485,000)
Changes in operating assets and liabilities:
Accounts receivable	(1,534,000)	(992,000)
Inventories	(670,000)	(870,000)
Other assets	(1,122,000)	(691,000)
Accounts payable	(643,000)	(2,031,000)
Other accrued liabilities	(1,377,000)	(852,000)
Accrued income taxes	355,000	(2,083,000)
Net cash (used in) operating activities from continuing operations	(1,430,000)	(4,530,000)
Net cash (used in) operating activities from discontinued operations	(1,176,000)	(579,000)
NET CASH (USED IN) OPERATING ACTIVITIES	(2,606,000)	(5,109,000)
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(989,000)	(452,000)
Purchases of other assets	(19,000)	(165,000)
NET CASH (USED IN) INVESTING ACTIVITIES	(1,008,000)	(617,000)
FINANCING ACTIVITIES:
Proceeds from Senior Revolving Credit Facility	1,500,000	—
Payments of Senior Revolving Credit Facility	(3,500,000)	—
Payments of deferred financing costs	—	(19,000)
Treasury stock purchases	—	(3,511,000)
NET CASH (USED IN) FINANCING ACTIVITIES	(2,000,000)	(3,530,000)
Effect of exchange rate changes on cash	(74,000)	3,000
NET CHANGE IN CASH AND CASH EQUIVALENTS	(5,688,000)	(9,253,000)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	10,977,000	31,950,000
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,289,000	$22,697,000
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$61,000	$6,000
Income taxes	$936,000	$3,833,000
See accompanying notes to consolidated financial statements.

SL INDUSTRIES, INC.
Notes to Consolidated Financial Statements (Unaudited)
1. Basis Of Presentation
The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying financial statements contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. Operating results for interim periods are not necessarily indicative of the results that may be expected for the year ending December 31, 2016. These financial statements should be read in conjunction with the Company’s audited financial statements and notes thereon included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2015. Unless the context requires otherwise, the terms the “Company,” “SL Industries,” “we,” “us” and “our” mean SL Industries, Inc., a Delaware Corporation, and its consolidated subsidiaries.
On April 6, 2016, the Company and Handy & Harman Ltd. (“HNH”), Handy & Harman Group Ltd., a wholly owned subsidiary of HNH (“AcquisitionCo”), and SLI Acquisition Co., a wholly owned subsidiary of AcquisitionCo (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will acquire and then merge with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned indirect subsidiary of HNH (the “HNH Merger”). Pursuant to the Merger Agreement, the acquisition of the Company will be completed through a cash tender offer to purchase all of the outstanding shares of the Company’s common stock at a purchase price of $40.00 per share (the “Tender Offer”). The completion of the Merger and HNH’s obligations under the Tender Offer are conditioned upon certain conditions, and if such conditions are not met, the Merger will not be consummated. No assurances can be given that any of the transactions contemplated by the Merger Agreement will be completed or that the conditions to the Tender Offer will be satisfied (See Note 23 – Definitive Merger Agreement to Acquire SL Industries and Item 1A - Risk Factors, included in Part II of this Quarterly Report on Form 10-Q, for further information regarding the proposed HNH Merger).
2. Receivables
Receivables consist of the following:

	March 31, 2016	December 31, 2015
	(in thousands)
Trade receivables	$33,113	$31,367
Less: allowance for doubtful accounts	(310)	(294)
Trade receivables, net	32,803	31,073
Recoverable income taxes	884	983
Other	220	414
Receivables, net	$33,907	$32,470
3. Inventories
Inventories consist of the following:

	March 31, 2016	December 31, 2015
	(in thousands)
Raw materials	$18,758	$17,937
Work in process	4,784	4,504
Finished goods	3,288	3,245
Gross inventory	26,830	25,686
Less: allowances	(2,460)	(1,964)
Inventories, net	$24,370	$23,722
4. Other Current Assets
Other current assets consist of the following:

	March 31, 2016	December 31, 2015
	(in thousands)
Prepaid insurance	$1,219	$628
Taxes receivable	2,977	2,932
RFL escrow	1,000	1,000
Other	1,619	1,386
Other current assets	$6,815	$5,946
Taxes Receivable
Taxes receivable is primarily attributable to the Company’s MTE segment, which recorded a $2,670,000 and $2,648,000 value-added tax receivable related to import/export activities in Mexico as of March 31, 2016 and December 31, 2015, respectively. During April 2016, MTE collected $1,570,000 of the outstanding value-added tax receivable.

RFL Escrow
On November 17, 2014, SL Delaware Holdings, Inc. (“SL Delaware Holdings”), a wholly-owned subsidiary of the Company, entered into a definitive Stock Purchase Agreement (the “Purchase Agreement”) with Hubbell Power Systems, Inc. (“Hubbell”), a subsidiary of Hubbell Incorporated, pursuant to which SL Delaware Holdings sold all of the issued and outstanding capital stock of RFL Electronics Inc. (“RFL”) to Hubbell for aggregate cash consideration of $20,000,000, subject to a post-closing working capital adjustment which amounted to $299,000 and was received in February 2015.
A portion of the cash consideration was held in escrow to secure the indemnification obligations of SL Delaware Holdings. The Company was eligible to receive 50% of the total $2,000,000 escrow, or $1,000,000, subject to certain adjustments, after the first nine months from the date of sale, and the remainder after eighteen months from the date of sale. As of March 31, 2016 and December 31, 2015, $1,000,000 of the cash consideration remained in escrow.
5. Income Per Share
The Company has presented net income (loss) per common share pursuant to Accounting Standards Codification (“ASC”) 260 “Earnings Per Share.” Basic net income (loss) per common share is computed by dividing reported net income (loss) available to common shareholders by the weighted-average number of shares outstanding for the period.
Diluted net income per common share is computed by dividing reported net income available to common shareholders by the weighted-average shares outstanding for the period, adjusted for the dilutive effect of common stock equivalents, which consist of stock options, using the treasury stock method.
There were no anti-dilutive options for the three months ended March 31, 2016 and March 31, 2015.
The table below sets forth the computation of basic and diluted net income (loss) per share:

	Three Months Ended March 31,
	2016	2015
	(in thousands, except per share amounts)
Net income (loss) available to common shareholders:
Basic net income available to common shareholders from continuing operations	$2,107	$2,708
Basic net (loss) income available to common shareholders from discontinued operations	$(511)	$(162)
Diluted net income available to common shareholders from continuing operations	$2,107	$2,708
Diluted net (loss) income available to common shareholders from discontinued operations	$(511)	$(162)
Shares:
Basic weighted average number of common shares outstanding	3,963	4,093
Common shares assumed upon exercise of stock options	26	67
Diluted weighted average number of common shares outstanding	3,989	4,160
Basic net income (loss) per common share:
Income from continuing operations	$0.53	$0.66
(Loss) from discontinued operations, net of tax	(0.13)	(0.04)
Net income	$0.40	$0.62
Diluted net income (loss) per common share:
Income from continuing operations	$0.53	$0.65
(Loss) from discontinued operations, net of tax	(0.13)	(0.04)
Net income	$0.40	$0.61
6. Stock-Based Compensation
At March 31, 2016, the Company had stock-based employee compensation plans as described below. For the three months ended March 31, 2016 and March 31, 2015, the total compensation expense (included in selling, general and administrative expense) related to these plans was $239,000 and $249,000 ($157,000 and $163,000 net of tax), respectively.

During the first quarter of 2016, the Company implemented a Long-Term Incentive Plan (the “2016 LTIP”) pursuant to the 2008 Incentive Stock Plan (the “2008 Plan”) which awarded restricted stock units (“RSUs”) to eligible executives. Under the terms of the 2016 LTIP, the number of RSUs that may vest, if any, will be based on, among other things, the Company achieving certain sales and return on invested capital (“ROIC”), as defined, targets during the January 2016 to December 2018 performance period. Earned RSUs, if any, cliff vest at the end of fiscal 2018 (100% of earned RSUs vest at December 31, 2018). The final value of these RSUs will be determined by the number of shares earned. The value of these RSUs is charged to compensation expense on a straight-line basis over the three year vesting period with periodic adjustments to account for changes in anticipated award amounts. The weighted-average price for these RSUs was $33.15 per share based on the grant date of March 11, 2016. During the three months ended March 31, 2016, $6,000 was charged to compensation expense. As of March 31, 2016, total unamortized compensation expense for this grant was $265,000. As of March 31, 2016, the maximum number of achievable RSUs under the 2016 LTIP was 13,000 RSUs.
During the first quarter of 2013, the Company implemented a Long-Term Incentive Plan (the “2013 LTIP”) pursuant to the 2008 Plan which awarded RSUs to eligible executives. The weighted-average price for these RSUs was $19.17 per share based on the grant date of March 5, 2013. Under the terms of the 2013 LTIP, 9,000 RSUs were earned and issued on March 11, 2016.
On May 28, 2015, the Company granted each Director 3,000 restricted shares pursuant to the 2008 Plan. The shares vest upon the first anniversary of the grant date. Based on the terms of the awards the value of these restricted shares is charged to compensation expense on a straight-line basis over the one year vesting period. As a result, the Company recognized $146,000 of stock compensation expense during the three months ended March 31, 2016. As of March 31, 2016, total unamortized compensation expense for this grant was $85,000. The weighted-average price of these restricted stock grants was $38.00 per share based on the grant date of May 28, 2015. No shares were granted under this award during the three month period ended March 31, 2016.
Stock Options

Option activity under the principal option plans as of March 31, 2016 and changes during the three months ended March 31, 2016 were as follows:

	Shares (in thousands)	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2015	126	$23.23	3.24	$1,088
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding as of March 31, 2016	126	$23.23	2.98	$1,255
Exercisable as of March 31, 2016	77	$21.42	2.81	$907

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the first quarter of fiscal 2016 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on March 31, 2016. This amount changes based on the fair market value of the Company’s stock. During the three months ended March 31, 2016 and March 31, 2015, no options to purchase common stock were exercised by option holders.
As of March 31, 2016, $276,000 of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 0.9 years.
Tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options are classified as financing cash flows. No options were exercised during the three months ended March 31, 2016 and March 31, 2015. The Company has applied the “Short-cut” method in calculating the historical windfall tax benefits. All tax shortfalls will be applied against this windfall before being charged to earnings.
7. Income Tax
The Company calculates its interim tax provision in accordance with the provisions of ASC 740-270 “Income Taxes – Interim Reporting.” For each interim period the Company estimates its annual effective income tax rate and applies the estimated rate to its year-to-date income or loss before income taxes. The Company also computes the tax provision or benefit related to items separately reported, such as discontinued operations, and recognizes the items net of their related tax effect in the interim periods in which they occur. The Company also recognizes the effect of changes in enacted tax laws or rates in the interim periods in which the changes occur.
For the three months ended March 31, 2016 and March 31, 2015, the estimated income tax rate from continuing operations were 34% and 35%, respectively. The decrease in the effective tax rate was primarily due to an increase in the federal research and development tax credits and foreign tax credits available in 2016 as compared to 2015, which were partially offset by certain taxes payable adjustments.
During the three months ended March 31, 2016, the Company recorded additional benefits from federal and state research and development tax credits of $38,000 and $45,000, respectively. During the three months ended March 31, 2015, the Company recorded additional benefits from state research and development tax credits of $47,000.
As of March 31, 2016, the Company’s gross research and development tax credit carryforwards totaled approximately $2,198,000. Of these credits, approximately $977,000 can be carried forward for 15 years and will expire between 2016 and 2031, and approximately $1,221,000 of state credits can be carried forward indefinitely.
The Company has recorded gross unrecognized tax benefits, excluding interest and penalties, as of March 31, 2016 and December 31, 2015 of $440,000 and $560,000, respectively. Tax benefits are recorded pursuant to the provisions of ASC 740 “Income Taxes.” If such unrecognized tax benefits are ultimately recorded in any period, the Company’s effective tax rate would be reduced accordingly for such period.

The Company adopted FASB Accounting Standard 2013-11 during the first quarter of 2014. The pronouncement requires the Company to offset its uncertain tax positions against certain deferred tax assets in the same jurisdiction. As of March 31, 2016 and December 31, 2015, the Company reclassified $376,000 and $366,000 of its uncertain tax positions against its related deferred tax assets.
It is reasonably possible that the Company’s gross unrecognized tax benefits, including interest, may change within the next twelve months due to the expiration of the statutes of limitation of the federal government and various state governments by a range of zero to $212,000. The Company records such unrecognized tax benefits upon the expiration of the applicable statute of limitations or the settlement with tax authorities. As of March 31, 2016, the Company has a liability for unrecognized benefits of $237,000, $203,000, and $376,000 for federal, international, and state taxes, respectively. As of December 31, 2015, the Company has a liability for unrecognized benefits of $357,000, $203,000, and $366,000 for federal, international, and state taxes, respectively. Such benefits relate primarily to expenses incurred in those jurisdictions.
The Company classifies interest and penalties related to unrecognized tax benefits as income tax expense. At March 31, 2016, and December 31, 2015, the Company has accrued approximately $107,000 and $118,000 for the payment of interest and penalties, respectively.
The Company and its subsidiaries file income tax returns in the United States and in various state, local and foreign jurisdictions. The Company and its subsidiaries are occasionally examined by tax authorities in these jurisdictions. The Company has been audited by the Internal Revenue Service (the “IRS”) through 2013. State income tax statutes are generally open for periods back to and including the calendar year 2011. In addition, the Company reached a settlement with the U.S. Treasury department regarding the Company’s transfer pricing policies in China. As a result of the settlement, the Company received a refund of $584,000 during the first quarter of 2016.
8. Recently Adopted and Issued Accounting Pronouncements
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” which provides guidance that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for fiscal periods beginning after December 15, 2017 and may be applied either (i) retrospectively to each prior reporting period presented with an election for certain specified practical expedients, or (ii) retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application, with additional disclosure requirements. Early application is not permitted. In March and April 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” and ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing” which provide supplemental adoption guidance and clarification to ASU 2014-09. ASU 2016-08 and ASU 2016-10 must be adopted concurrently with the adoption of ASU 2014-09. The Company is currently evaluating the impact of the implementation of this guidance on the Company’s consolidated financial statements. The Company’s management has not yet determined the method by which it will adopt the standards in 2018.

In January 2015, the FASB issued ASU No. 2015-01, “Income Statement – Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items,” which removes the concept of extraordinary items from U.S. GAAP. Companies are no longer required to assess whether an event or transaction is both unusual in nature and infrequent in occurrence and to separately present any such items on the statement of operations after income from continuing operations. Such items will either be presented as a separate component of income from continuing operations or disclosed in the notes to the financial statements. ASU 2015-01 is effective for fiscal periods beginning after December 15, 2015. The implementation of this guidance did not have a material impact on the Company’s consolidated financial statements.
In April 2015, the FASB issued ASU No. 2015-03, “Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs,” which requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the debt liability rather than as an asset. ASU 2015-03 is effective on for fiscal years beginning after December 15, 2015. Early adoption is permitted. Upon adoption, an entity must apply the new guidance retrospectively to all prior periods presented in the financial statements, and must provide certain disclosures about the change in accounting principle, including the nature of and reason for the change, the transition method, a description of the prior-period information that has been retrospectively adjusted and the effect of the change on the financial statement line items (that is, debt issuance cost asset and the debt liability). The implementation of this guidance did not have a material impact on the Company’s consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-05, “Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement,” which clarifies that if a cloud computing arrangement includes a software license, the customer should account for the license in a manner consistent with its accounting for other software licenses. If the arrangement does not include a software license, the customer should account for the arrangement as a service contract. ASU 2015-05 is effective for fiscal years beginning after December 15, 2015. The implementation of this guidance did not have a material impact on the Company’s consolidated financial statements.
In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory,” which requires entities to measure inventory, excluding inventory measured using last-in, first out or the retail inventory method, at the lower of cost and net realizable value. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016 with early adoption permitted. The Company is currently evaluating the impact of the implementation of this guidance on the Company’s consolidated financial statements.

In September 2015, the FASB issued ASU No. 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments,” which eliminates the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Acquirers must now recognize measurement-period adjustments during the period in which they determine the amount of the adjustment. ASU 2015-16 is effective for fiscal years beginning after December 15, 2015 and should be applied prospectively to adjustments for provisional amounts that occur after the effective date. Early adoption is permitted for financial statements that have not been issued. The implementation of this guidance did not have a material impact on the Company’s consolidated financial statements.
In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes,” which requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. ASU 2015-17 is effective in fiscal years beginning after December 15, 2016, including interim periods within those years. Early adoption is permitted for all entities as of the beginning of an interim or annual reporting period. ASU 2015-17 may be applied either prospectively, for all deferred tax assets and liabilities, or retrospectively. The implementation of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. A modified retrospective transition approach is required for capital and operating leases existing at the date of adoption, with certain practical expedients available. The Company is currently evaluating the potential impact of this new guidance, which is effective for the Company’s 2019 fiscal year.
In March 2016, the FASB issued ASU No. 2016-09 “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” which relates to the accounting for employee share-based payments. This standard addresses several aspects of the accounting for share-based payment award transactions, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. This standard will be effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company is currently evaluating the impact of the implementation of this guidance on the Company’s consolidated financial statements.
9. Acquisitions
Acquisitions in Fiscal 2015
On May 22, 2015, the Company acquired certain assets and assumed certain liabilities of ITT Torque Systems, Inc. (“Torque Systems”), pursuant to an Asset Purchase Agreement for an initial purchase price of $9,000,000, plus a working capital adjustment of $169,000 (the “Torque Systems Acquisition”). The transaction was paid in cash on May 22, 2015 while the working capital adjustment was paid during the fourth quarter of 2015. Torque Systems designs and manufactures engineered motion control products, including brush servo motors, brushless servo motors, incremental encoders, and linear actuators. SLMTI DS LLC (“SLMTI DS”), a subsidiary of SL-MTI, holds the assets acquired in the Torque Systems Acquisition.

At December 31, 2015, the financial statements reflect the final purchase price allocation based on estimated fair values at the date of acquisition. The acquisition resulted in intangible assets of $3,343,000 and goodwill of $1,344,000, which is deductible for tax purposes. The results from the acquisition date through March 31, 2016 are included in the SL-MTI segment.

On July 27, 2015, the Company acquired all of the issued and outstanding stock of Davall Gears, LTD. (“Davall”) pursuant to a Share Purchase Agreement for the Sale and Purchase of Davall Gears LTD. (“SPA”) for a purchase price of £13,035,000, plus a Completion Statement adjustment of £814,000, which was approximately $20,207,000 and $1,232,000 at the exchange rates then in effect (the “Davall Acquisition”). The transaction was paid for primarily from borrowings under the Company’s 2012 Credit Facility with the remainder in cash. Davall, headquartered in Welham Green, Hatfield, Hertfordshire, United Kingdom, is a manufacturer of custom gears, gearboxes, and assemblies primarily for the military and aerospace markets. Davall specializes in the design and manufacture of high precision, “special form” geometry gearing, and Spiradrive™ gear systems. SL-MTI holds the assets acquired and liabilities assumed in the Davall Acquisition.
At March 31, 2016, the financial statements reflect the preliminary purchase price allocation based on estimated fair values at the date of acquisition. As of the acquisition date, the acquisition resulted in intangible assets of $10,891,000 and goodwill of $4,674,000, which consists largely of new product offerings and new sales channels expected from combining the operations of SL-MTI and Davall. None of the goodwill recognized is expected to be deductible for income tax purposes.
The following table summarizes the Davall assets acquired and liabilities assumed as of the acquisition date on a preliminary basis:

	Preliminary Purchase Price (1)	Cumulative Adjustments (2)	Adjusted Preliminary Purchase Price
	(in thousands)
Receivables	$2,726	$—	$2,726
Inventories	1,354	329	1,683
Other assets	267	—	267
Property, plant and equipment	5,796	653	6,449
Identifiable intangible assets	11,044	(153)	10,891
Accounts payable	(834)	—	(834)
Warranty	(165)	—	(165)
Accrued liabilities	(2,963)	1,197	(1,766)
Deferred income taxes	—	(2,486)	(2,486)
Goodwill	2,982	1,692	4,674
Total consideration transferred	$20,207	$1,232	$21,439

(1)	As reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

(2)	As reported in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2015. No adjustments were recorded during the quarter ended March 31, 2016.

The results from the acquisition date through March 31, 2016 are included in the SL-MTI segment.
The Company continues to evaluate certain accrued liabilities related to the Davall Acquisition. Additional information, which existed as of the acquisition date but was at that time unknown to the Company, may become known during the remainder of the measurement period. Changes to amounts recorded as liabilities may result in a corresponding adjustment to goodwill. The determination of the estimated fair values of all assets and liabilities acquired is expected to be completed during fiscal year 2016.
Unaudited proforma financial information has not been presented for any of these acquisitions since the effects of the acquisitions were not material individually or in the aggregate in 2015.
10. Goodwill And Intangible Assets
Intangible assets consist of the following:

		March 31, 2016			December 31, 2015
	Amortizable Life (years)	Gross Value	Accumulated Amortization	Net Value	Gross Value	Accumulated Amortization	Net Value
		(in thousands)
Finite-lived intangible assets:
Customer relationships	5 to 10	$11,395	$4,651	$6,744	$11,535	$4,420	$7,115
Patents	5 to 20	645	375	270	651	371	280
Developed technology	5 to 10	6,413	2,115	4,298	6,517	1,990	4,527
License	10	395	26	369	408	17	391
Trademarks	2	60	50	10	60	43	17
Backlog	1 to 2	490	288	202	498	190	308
Non-compete agreements	5	11	5	6	11	3	8
Total amortized finite-lived intangible assets		19,409	7,510	11,899	19,680	7,034	12,646
Indefinite-lived intangible assets:
Trademarks		3,776	—	3,776	3,827	—	3,827
Other intangible assets, net		$23,185	$7,510	$15,675	$23,507	$7,034	$16,473

In accordance with ASC 350 “Intangibles – Goodwill and Other,” goodwill and other indefinite-lived intangible assets are not amortized, but are tested for impairment. Such impairment testing is undertaken annually, or more frequently upon the occurrence of some indication that an impairment has taken place. The Company conducted an annual impairment test as of December 31, 2015.

A two-step process is utilized to determine if goodwill has been impaired. In the first step, the fair value of each reporting unit is compared to the net asset value recorded for such unit. If the fair value exceeds the net asset value, the goodwill of the reporting unit is not adjusted. However, if the recorded net asset value exceeds the fair value, the Company performs a second step to measure the amount of impairment loss, if any. In the second step, the implied fair value of the reporting unit’s goodwill is compared with the goodwill recorded for such unit. If the recorded amount of goodwill exceeds the implied fair value, an impairment loss is recognized in the amount of the excess.
Going forward there can be no assurance that economic conditions or other events may not have a negative material impact on the long-term business prospects of any of the Company’s reporting units. In such case, the Company may need to record an impairment loss, as stated above. The next annual impairment test will be conducted as of December 31, 2016, unless management identifies a triggering event in the interim.
Management has not identified any triggering events, as defined by ASC 350, during the three months ended March 31, 2016. Accordingly, no interim impairment test has been performed.
Estimated future amortization expense for intangible assets subject to amortization in each of the next five fiscal years is as follows:

Amortization Expense (1)
(in thousands)
2016	$1,788
2017	$1,534
2018	$1,484
2019	$1,483
2020	$1,282

(1)	These estimates do not reflect the impact of future foreign exchange rate changes.

Total amortization expense, excluding the amortization of deferred financing costs, consists of amortization expense related to intangible assets and software. Amortization expense related to intangible assets for the three months ended March 31, 2016 and March 31, 2015 was $477,000 and $52,000 respectively. Amortization expense related to software for the three months ended March 31, 2016 and March 31, 2015 was $78,000 and $58,000, respectively.
Changes in goodwill balances by segment (which are defined below) are as follows:

	Balance December 31, 2015	Foreign Exchange	Balance March 31, 2016
	(in thousands)
SL Power Electronics Corp.	$4,254	$(3)	$4,251
MTE	8,189	—	8,189
SL-MTI	6,561	(230)	6,331
Goodwill	$19,004	$(233)	$18,771

The following table reflects the components of goodwill by segment as of March 31, 2016, and December 31, 2015 (see Note 15 for additional information on segments):

	March 31, 2016			December 31, 2015
	Gross Amount	Accumulated Impairment Losses	Goodwill, Net	Gross Amount	Accumulated Impairment Losses	Goodwill, Net
	(in thousands)
SL Power Electronics Corp.	$4,251	$—	$4,251	$4,254	$—	$4,254
MTE	13,244	5,055	8,189	13,244	5,055	8,189
SL-MTI	6,331	—	6,331	6,561	—	6,561
Goodwill	$23,826	$5,055	$18,771	$24,059	$5,055	$19,004
11. Debt
Debt as of March 31, 2016 and December 31, 2015 consisted of the following:

	March 31, 2016	December 31, 2015
	(in thousands)
2012 Credit Facility:
$40 million variable interest rate senior revolving credit facility maturing in August 2016	$11,500	$13,500
Total debt	11,500	13,500
Less current portion	(11,500)	(13,500)
Total long-term portion	$—	$—
On August 9, 2012, the Company entered into a Credit Agreement with PNC Bank, National Association, as administrative agent and lender (“PNC Bank”), and the lenders from time to time party thereto, as amended (the “2012 Credit Facility”). The 2012 Credit Facility provides for borrowings up to $40,000,000 and under certain conditions maximum borrowings up to $70,000,000. The 2012 Credit Facility includes a sublimit for letters of credit and provides for a separate $10,700,000 letter of credit which expires one year from the date of closing, with annual extensions. The sublimit for letters of credit equals the lesser of (i) an amount equal to $5,000,000 plus the aggregate amount of Designated Usage LC issued and outstanding under the Designated Usage LC sublimit or (ii) $25,000,000. The 2012 Credit Facility expires on August 9, 2016.
Borrowings under the 2012 Credit Facility bear interest, at the Company’s option, at the London interbank offering rate (“LIBOR”) plus a margin rate ranging from 1.25% to 2.0%, or the higher of a Base Rate plus a margin rate ranging from 0.25% to 1.0%. The Base Rate is equal to the highest of (i) the Federal Funds Open Rate plus 0.5% and (ii) the Prime Rate and (iii) the Daily Libor Rate plus 1%. The margin rates are based on certain leverage ratios, as defined. As of March 31, 2016, the interest rate under the 2012 Credit Facility equaled 1.69%. The Company is subject to compliance with certain financial covenants set forth in the 2012 Credit Facility, including, but not limited to, indebtedness to EBITDA, as defined, minimum levels of fixed charges and limitations on capital expenditures, as defined. Availability under the 2012 Credit Facility is based upon the Company’s trailing twelve month EBITDA, as defined.

The Company’s obligations under the 2012 Credit Facility are secured by the grant of security interests in substantially all of its assets.
On May 28, 2013 a letter of credit in the amount of $8,564,000 was issued in favor of the Environmental Protection Agency (“EPA”) to provide financial assurance related to the Company’s annual environmental payments in accordance with the terms of the Consent Decree reached with the United States Department of Justice (“DOJ”) and EPA related to its liability for both the first operable unit (“OU-1”) and the second operable unit (“OU-2”) (see Note 14 for additional information). The letter of credit requires an annual commitment fee of 0.125% and standby commission of 1%, and does not reduce amounts available under the 2012 Credit Facility. As of March 31, 2016, the total liability under the letter of credit equaled $4,282,000. The letter of credit expires on June 10, 2016, and is renewed annually.
The Company had an outstanding balance of $11,500,000 under the 2012 Credit Facility as of March 31, 2016. The Company had an outstanding balance of $13,500,000 under the 2012 Credit Facility as of December 31, 2015. At March 31, 2016, and December 31, 2015, the Company had total availability under the 2012 Credit Facility of $28,069,000 and $26,044,000, respectively.
12. Accrued Liabilities – Other
Accrued liabilities – other consist of the following:

	March 31, 2016	December 31, 2015
	(in thousands)
Environmental	$4,672	$5,036
Warranty	907	908
Taxes (other than income) and insurance	881	805
Other professional fees	572	1,030
Commissions	466	510
Accrued customer incentive plans	379	392
Deferred revenue	312	199
Deferred compensation - current	229	229
Litigation and legal fees	245	112
Foreign currency forward contracts	46	534
Acquisition earn-out, current	97	—
Other	1,648	1,897
Accrued liabilities - other	$10,454	$11,652
Included in the environmental accrual are estimates for all known costs believed to be probable and reasonably estimable for sites that the Company currently operates or operated at one time (see Note 14 for additional information).
A liability is established for estimated future warranty and service claims that relate to current and prior period sales. The Company estimates warranty costs based on historical claim experience and other factors including evaluating specific product warranty issues.

The following is a summary of activity in accrued warranty and service liabilities:

March 31,
2016
(in thousands)
Liability, beginning of year	$908
Expense for new warranties issued	107
Warranty claims paid	(108)

Liability, end of period	$907

13. Other Long-Term Liabilities
Other long-term liabilities consist of the following:

	March 31, 2016	December 31, 2015
	(in thousands)
Environmental	$3,600	$3,600
Unrecognized tax benefits, interest and penalties	547	678
Long-term incentive plan	291	596
Acquisition earn-out, long-term	119	216
Other long-term liabilities	$4,557	$5,090
On July 25, 2014, the Company acquired certain assets and assumed certain liabilities of Dynetic Systems, Inc. (“Dynetic”), pursuant to an Asset Purchase Agreement for an initial purchase price of $4,000,000 less a working capital adjustment of $27,000 (the “Dynetic Acquisition”). The transaction was paid in cash. The Asset Purchase Agreement also includes a possible earn-out, which is comprised of annual payments based on sales of Dynetic products and sales to Dynetic customers over the period immediately following the date of the Dynetic Acquisition through December 31, 2017.
As of March 31, 2016, the total liability for the estimated earn-out was $216,000, of which $97,000 is recorded in Accrued Liabilities – Other and $119,000 is recorded in Other Long-Term Liabilities. Currently, the accrual is established for the annual 2016 and 2017 earn-out targets. The Dynetic results from the date of acquisition through March 31, 2016 are included in the SL-MTI segment.
14. Commitments and Contingencies
The Company is involved in certain legal and regulatory actions. Management believes that the ultimate resolution of such matters is unlikely to have a material adverse effect on the Company’s financial condition or results of operations, except as described below.
Letters Of Credit: As of March 31, 2016 and December 31, 2015, the Company was contingently liable for $431,000 and $456,000, respectively, under an outstanding letter of credit issued for casualty insurance requirements.

As of both March 31, 2016 and December 31, 2015, the Company was contingently liable for $4,282,000, under an outstanding letter of credit issued to provide financial assurance related to the Company’s environmental payments in accordance with the terms of the Consent Decree reached with the DOJ and EPA related to its liability for both OU-1 and OU-2.
Litigation: The Company has been and is the subject of administrative actions that arise from its ownership of SL Surface Technologies, Inc. (“SurfTech”), a wholly-owned subsidiary, the assets of which were sold in November 2003. SurfTech formerly operated chrome-plating facilities in Pennsauken Township, New Jersey (the “Pennsauken Site”) and Camden, New Jersey (the “Camden Site”).
In 2006 the EPA named the Company as a potential responsible party (a “PRP”) in connection with the remediation of the Puchack Well Field, which has been designated as a Superfund Site. The EPA is remediating the Puchack Well Field Superfund Site in two separate operable units. The first operable unit (“OU-1”) consists of an area of chromium groundwater contamination in three aquifers that exceeds the selected cleanup standard. The second operable unit (“OU-2”) pertains to sites that are allegedly the sources of contamination for the first operable unit.
The Company has reached an agreement with both the DOJ and EPA effective April 30, 2013 related to its liability for both OU-1 and OU-2 pursuant to the terms of a Consent Decree which governs the agreement. Specifically, the Company has agreed to perform the remediation for OU-2 and pay a fixed sum for the EPA’s past cost for OU-2 and a portion of the EPA’s past cost for OU-1. The payments are to be made in five equal payments of $2,141,000, for a total $10,705,000, plus interest. The Company has also agreed to pay the EPA’s costs for oversight of the OU-2 remediation. The United States District Court judge signed the Consent Decree effective April 30, 2013, thereby triggering the Company’s obligation under the Consent Decree. The Company has made three payments totaling $6,569,000 which includes interest, related to its obligation under the Consent Decree with the last payment being made on June 1, 2015. The fourth and fifth payments will be made on the anniversary of the prior year’s payment plus ten days in the amount of $2,141,000, plus interest. In 2013, the Company had obtained financial assurances for the OU-2 remediation and the fixed payments as required by the terms of the Consent Decree. The financial assurance is reduced annually as the fixed payments are made. Also, the financial instruments did not affect the Company’s availability under its Credit facility (see Note 11 Debt).
The Company’s consultants performed a significant amount of work at the Pennsauken Site during 2015, which included demolition of the Company’s former facility and a building on an adjacent property, shoring, equipment mobilization and have been excavating and treating the impacted soils as required. Treatment of impacted soils at the site and adjacent property is complete. The remaining work at the site primarily relates to site restoration, final site survey and reporting. The Company’s consultants anticipate that the remaining work will be completed during the second quarter of 2016 and that will essentially fulfill the remediation activities required by the Consent Decree for OU-2. An additional accrual was recorded during the quarter to provide a reserve for the cost arising from the work beyond the scope of the original Remediation Design primarily due to additional remediation activities required on an adjacent property and installation of monitoring wells on the site. The Company’s consultants have been providing the EPA with progress reports on a monthly basis. The Company has incurred significant remediation costs in the first quarter of 2016.

During the third quarter of 2012, the Company’s legal counsel was notified by the Assistant Attorney General of the State of New Jersey that they may file a claim for certain costs. On December 3, 2012, the Company received a demand letter from the State of New Jersey. The demand was for $1,300,000 for past and future cleanup costs and $500,000 for natural resource damages (“NRD”) for a total of $1,800,000. Although the Company and its counsel believe that it has meritorious defenses to any claim for reimbursement of past cost and NRD damages, the Company has offered to pay $250,000, which has been accrued, to fully resolve the claim presented by the State of New Jersey for past costs, future costs and NRD at the Puchack Well Field Superfund site. On June 29, 2015, the Company’s legal counsel received a letter from New Jersey’s Deputy Attorney General rejecting the Company’s counter offer, but stated that the matter was open for further negotiations. On July 21, 2015, the Company’s legal counsel responded to the June letter stating that the Company is standing by its original defenses but is open to establishing a dialogue with the New Jersey Deputy Attorney General. No further communication has been received from the New Jersey Deputy Attorney General regarding this matter since the June letter.
Other
On March 10, 2015, Compass Directional Guidance, Inc. (“Compass”) filed a complaint (the “Complaint”) against SL-MTI in the District Court in Harris County, Texas. The Complaint seeks damages in excess of $18 million arising from the SL-MTI’s sale of certain brushless motors to Compass. Compass asserts that SL-MTI breached express and implied warranties, violated the Texas Deceptive Trade Practices Act, and negligently misrepresented the quality, specification and uses of its motors to Compass. SL-MTI has been vigorously defending the claims asserted in the Complaint which it believes are limited by the contractual terms between the parties as well as the applicable statute of limitations, and are substantially without merit. A hearing was held before a judge on April 15, 2016 to have Compass comply and provide the requested information for discovery. The judge ordered Compass to provide the requested documents within 30 days from the hearing date. The court has entered a trial date of October 17, 2016.
In the ordinary course of its business the Company is and may be subject to other loss contingencies pursuant to foreign and domestic federal, state and local governmental laws and regulations and may be party to certain legal actions, frequently involving complaints by terminated employees and disputes with customers, suppliers and others. In the opinion of management, any such other loss contingencies are not expected to have a material adverse effect on the financial condition or results of operations of the Company.

Environmental Matters: Loss contingencies include potential obligations to investigate and eliminate or mitigate the effects on the environment of the disposal or release of certain chemical substances at various sites, such as Superfund sites and other facilities, whether or not they are currently in operation. The Company is currently participating in environmental assessments and cleanups at a number of sites and in the future may be involved in additional environmental assessments and cleanups. Based upon investigations completed to date by the Company and its independent engineering-consulting firms, management has provided an estimated accrual for all known costs believed to be probable and costs that can be reasonably estimated in the amount of $8,272,000, of which $3,600,000 is included as other long-term liabilities, with the remainder recorded as other short-term accrued liabilities, as of March 31, 2016. However, it is the nature of environmental contingencies that other circumstances might arise, the costs of which are indeterminable at this time due to such factors as changing government regulations and stricter standards, the unknown magnitude of cleanup costs, and the unknown timing and extent of the remedial actions that may be required. These other circumstances could result in additional expenses or judgments, or offsets thereto. The adverse resolution of any one or more of these other circumstances could have a material adverse effect on the business, operating results, financial condition or cash flows of the Company.
The Company’s environmental costs primarily relate to discontinued operations and such costs have been recorded in discontinued operations, net of tax.
There are three sites on which the Company may incur material environmental costs in the future as a result of past activities of its former subsidiary, SurfTech. There are two Company owned sites related to its former subsidiary, SurfTech. These sites are located in Pennsauken, New Jersey (the “Pennsauken Site”) and in Camden, New Jersey (the “Camden Site”). There is also a third site, which is not owned by the Company, referred to as the “Puchack Well Field Site.” The Puchack Well Field Site and the Pennsauken Site are part of the Puchack Well Field Superfund Site.
With respect to the Camden Site, the Company has reported soil contamination and a groundwater contamination plume emanating from the site. The New Jersey Department of Environmental Protection (“NJDEP”) approved, and the Company implemented in 2010, an interim remedial action pilot study to inject neutralizing chemicals into the unsaturated soil. Based on an assessment of post-injection data, our consultants believe the pilot study can be implemented as a full scale soil remedy to treat unsaturated contaminated soil. A Remedial Action Workplan (“RAWP”) for soils is being developed. The RAWP will select the injection remedy for the site wide remedy for unsaturated soils, along with demolition and proper disposal of the former concrete building slab and targeted excavation and disposal of impacted soil immediately underlying the slab. Additionally, the RAWP will address a small area of impacted soil off the property. The RAWP for soils is expected to be submitted to the NJDEP in the second quarter of 2016, by the Licensed Site Remediation Professional (“LSRP”) for the site. The RAWP for treatment of unsaturated soils is scheduled to be implemented during the third quarter of 2016 with post-remediation rebound testing and slab removal to be conducted in the second quarter of 2017. The Company’s environmental consultants also implemented an interim remedial action pilot study to treat on-site contaminated groundwater, which consisted of injecting food-grade product, into the groundwater at the down gradient property boundary, to create a “bio-barrier.” Post-injection groundwater monitoring to assess the bio-barrier’s effectiveness was completed. Consistent decreases in target contaminants concentrations in groundwater were observed. In December 2014, a report was submitted to the NJDEP stating sufficient information was obtained from the pilot study to complete the full scale groundwater remedy design. A full scale groundwater bioremediation will be implemented during the fourth quarter of 2017 following the soil remediation mentioned above. Costs incurred for this site were minimal during the first quarter of 2016. Increased expenditures are expected to be incurred during the third quarter of 2016 as the treatment for unsaturated soils is implemented.

As previously reported, the Company is currently participating in environmental assessments and cleanups at a number of sites. One of these sites is a commercial facility, located in Wayne, New Jersey. Contaminated soil and groundwater has undergone remediation with NJDEP and LSRP oversight, but contaminants of concern (“COCs”) in groundwater and surface water, which extend off-site, still remain above applicable NJDEP remediation standards. A soil remedial action plan has been developed to remove the new soil source contamination that continues to impact groundwater. Our LSRP completed a supplemental groundwater remedial action, pursuant to a RAWP filed with, and permit approved by, the NJDEP. The remedial action consisted of additional in-situ injections of food grade product into on-site groundwater and post-performance groundwater monitoring. The in-situ injections are completed, and remedial action performance monitoring for groundwater was performed in the fourth quarter of 2015. Enhancements to the existing vapor intrusion system were completed in the fourth quarter 2014. No site constituents of concern were detected at concentrations exceeding applicable NJDEP indoor air screening levels. A report was filed with the NJDEP on March 23, 2015. The Company’s consultants have developed cost estimates for supplemental remedial injections, soil excavation and additional tests and remedial activities. Costs incurred for this site were minimal during the first quarter of 2016 and are recorded as part of discontinued operations, net of tax. The “Remedial Investigation” deadline for this site has been extended to May 7, 2016.
The Company’s sale of RFL triggered certain requirements of the Industrial Site Recovery Act (“ISRA”), which applies to New Jersey statutorily, defined transactions involving industrial establishments. Under the stock purchase agreement pursuant to which RFL was sold (the “RFL-SPA”), the Company agreed to undertake, or cause to undertake, all actions necessary to comply with ISRA arising from the RFL-SPA. The Company hired an LSRP to complete a Preliminary Assessment. Based on the Preliminary Assessment, the LSRP recommended the completion of a site investigation (the “Site Investigation”) for certain areas of concern, including the sampling of on-site soils and installation and sampling of groundwater wells, which will continue through the second quarter of 2016. A Preliminary Assessment Report and Site Investigation Report with an ecological evaluation are scheduled to be filed with the NJDEP by November 17, 2016 under a one-year filing extension with the NJDEP. Based on the outcome of the Preliminary assessment and Site Investigation, the Company may be obligated to perform additional investigation or remediation.

The Company has reported soil and groundwater contamination at the facility of SL-MTI located on its property in Montevideo, Minnesota. An analysis of the contamination has been completed and a remediation plan has been implemented at the site pursuant to the remedial action plan approved by the Minnesota Pollution Control Agency (“MPCA”). A soil vapor extraction system has been operating at the site since October 2008. In 2013 the regulatory and screening levels for soil vapor and groundwater were lowered for some of the contaminants at the site. In response to this regulatory change, SL-MTI’s consultants are conducting additional testing to delineate site impacts and update the site conceptual model. A work plan was submitted to MPCA and approved on September 22, 2014. An Investigation Report and Monitoring Well Work Plan (“WP”) was submitted to the MPCA during the third quarter of 2015. No site work has been completed during 2015 as the MPCA did not respond to the WP until December 11, 2015. MPCA comments are being addressed pending the approval of the final WP. Additional investigations, monitoring wells or remedial actions will be required in the future. Costs related to this site are recorded as a component of continuing operations.
As of March 31, 2016 and December 31, 2015, environmental accruals of $8,272,000 and $8,636,000, respectively, have been recorded by the Company in accrued liabilities – other and in other long-term liabilities, as appropriate (see Notes 12 and 13 for additional information).
15. Segment Information
The Company has historically operated under three business segments: SL Power Electronics Corp. (“SLPE”), the High Power Group, and SL-MTI. MTE Corporation (“MTE”) and TEAL Electronics Corp. (“TEAL”) were combined into one business segment, which was reported as the High Power Group. During 2016, the Company changed the name of the High Power Group segment to MTE. There is no change to the composition of MTE segment from what the Company previously reported as the High Power Group segment. Management is in the process of merging MTE and TEAL into one legal entity with the surviving name of MTE. As of March 31, 2016, the Company currently operates under three business segments: SLPE, MTE, and SL-MTI.
The Company aggregates operating business subsidiaries into a single segment for financial reporting purposes if aggregation is consistent with the objectives of ASC 280 “Segment Reporting.” Business units are also combined if they have similar characteristics in each of the following areas:

•	nature of products and services

•	nature of production process

•	type or class of customer

•	methods of distribution

SLPE designs, manufactures and markets high-reliability power conversion products in internal and external footprints. The Company’s power supplies provide a reliable and safe power source for the customer’s specific equipment needs. SLPE, which sells products under three brand names (SL Power Electronics, Condor and Ault), is a major supplier to the original equipment manufacturers (“OEMs”) of medical, industrial/instrumentation, military, information technology equipment, and architectural and entertainment lighting markets. MTE sells products under two brand names (MTE and TEAL). MTE designs and manufactures power quality products used to protect equipment from power surges, bring harmonics into compliance, and improve the efficiency of variable speed motor drive systems, which are marketed under the MTE brand name. MTE also designs and manufactures custom power conditioning and distribution units for OEMs of medical imaging, medical treatment, military aerospace, semiconductor, solar, and advanced simulation systems, which are marketed under the TEAL brand name. SL-MTI designs and manufactures high power density precision motors that are used in numerous applications, including military and commercial aerospace, oil and gas, and medical and industrial products. With the acquisition of Torque Systems in May 2015, SL-MTI’s product portfolio has expanded to include engineered motion control products, including brush servo motors, brushless servo motors, incremental encoders, and linear actuators. SL-MTI’s product portfolio was further expanded by the Davall acquisition in July 2015, which includes custom gears, gearboxes, and assemblies primarily for the military and aerospace markets. The Unallocated Corporate Expenses segment includes corporate related items, financing activities and other costs not allocated to reportable segments, which includes but is not limited to certain treasury, risk management, legal, litigation and public reporting charges, strategic costs, and certain legacy costs. The accounting policies for the business units are the same as those described in the summary of significant accounting policies. For additional information, see Note 1 of the Notes to the Consolidated Financial Statements included in Part IV of the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2015.
Business segment operations are conducted through domestic subsidiaries. For all periods presented, sales between business segments were not material. Each of the segments has certain major customers, the loss of any of which would have a material adverse effect on such segment.
The unaudited comparative results for the three month periods ended March 31, 2016 and March 31, 2015 are as follows:

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Net sales
SLPE	$16,036	$16,148
MTE	15,916	18,993
SL-MTI	17,543	11,543
Net sales	$49,495	$46,684

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Income from operations
SLPE	$1,797	$1,701
MTE	1,248	2,450
SL-MTI	2,546	1,854
Unallocated Corporate Expenses (1)	(2,358)	(1,968)
Income from operations	$3,233	$4,037

(1)
Unallocated Corporate Expenses includes corporate related items, financing activities and other costs not allocated to reportable segments, which includes but is not limited to certain legal, litigation and public reporting charges, strategic costs, and certain legacy costs.

Total assets as of March 31, 2016 and December 31, 2015 are as follows:

	March 31, 2016	December 31, 2015
	(in thousands)
Total assets
SLPE	$29,968	$32,899
MTE	31,756	30,430
SL-MTI	57,712	57,337
Unallocated Corporate Assets	10,833	13,254
Total assets	$130,269	$133,920
Goodwill and other intangible assets, net, as of March 31, 2016 and December 31, 2015 are as follows:

	March 31, 2016	December 31, 2015
	(in thousands)
Goodwill and other intangible assets, net
SLPE	$4,551	$4,554
MTE	9,831	9,841
SL-MTI	20,064	21,082
Goodwill and other intangible assets, net	$34,446	$35,477
16. Retirement Plans and Deferred Compensation
During the three months ended March 31, 2016 and March 31, 2015, the Company maintained a defined contribution pension plan covering all full-time, U.S. employees of SLPE, MTE, SL-MTI, and the corporate office. The Company’s contributions to this plan are based on a percentage of employee contributions and/or plan year gross wages, as defined. Costs incurred under these plans amounted to $184,000 during the three months ended March 31, 2016 compared to $139,000 during the three months ended March 31, 2015.

The Company has agreements with certain retired directors, officers and key employees providing for supplemental retirement benefits. The liability for supplemental retirement benefits is based on the most recent mortality tables available and discount rates ranging from 8% to 12%. The amount charged to expense in connection with these agreements amounted to $93,000 for the three months ended March 31, 2016 compared to $113,000 for the three months ended March 31, 2015.
17. Discontinued Operations
For the three months ended March 31, 2016, total loss from discontinued operations before income taxes was $839,000 ($511,000 net of tax). For the three months ended March 31, 2015, total loss from discontinued operations before income taxes was $266,000 ($162,000 net of tax). The loss from discontinued operations during 2016 relates to environmental remediation costs, consulting fees, and legal expenses primarily related to the Company’s Pennsauken site and, to a lesser extent, costs associated with the past operations of the Company’s four other environmental sites. The loss from discontinued operations during 2015 relates to environmental remediation costs, consulting fees, and legal expenses associated with the past operations of the Company’s five environmental sites (See Note 14 – Commitments and Contingencies for further information concerning the environmental sites).
18. Fair Value Measurement and Financial Instruments
ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.
ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which is typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Currently, the Company uses foreign currency forward contracts to hedge its foreign currency risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including spot rates and market forward points. The fair value of the foreign currency forward contracts is based on interest differentials between the currencies being traded, spot rates and market forward points.
To comply with the provisions of ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees, where applicable.
Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of March 31, 2016, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
In conjunction with its implementation of updates to the fair value measurements guidance, the Company made an accounting policy election to measure derivative financial instruments subject to master netting agreements on a net basis.

The following table presents the Company’s assets and liabilities measured at fair value on a recurring basis as of March 31, 2016 and December 31, 2015, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at March 31, 2016
	(in thousands)
Liabilities
Derivative financial instruments	—	$46	—	$46
	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2015
	(in thousands)
Liabilities
Derivative financial instruments	—	$534	—	$534
The Company believes that the fair values of its current assets and current liabilities (cash and cash equivalents, receivables, net, short-term borrowings and current portion of long-term debt, accounts payable, and accrued liabilities) and the fair value of its long-term debt, less current maturities, approximate their reported carrying amounts.
The Company does not have any fair value measurements using significant unobservable inputs (Level 3) as of March 31, 2016 and December 31, 2015.
Credit Risk Contingent Features
The Company has agreements with its derivative counterparties that contain a provision where if the Company defaults or is capable of being declared in default on any of its indebtedness, then the Company could also be declared in default on its derivative obligations.
19. Derivative Instruments and Hedging Activities

ASC Topic 815, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by ASC Topic 815, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to variability in expected future cash flows related to forecasted foreign exchange-based risk are considered economic hedges of the Company’s forecasted cash flows.

Risk Management Objective of Using Derivatives
The Company is a USD functional currency entity that manufactures products in the USA, Mexico, China and the United Kingdom. The Company’s sales are primarily priced and invoiced in USD and its costs and expenses are priced in USD, MXN, CNH, and GBP. As a result, the Company has exposure to changes in exchange rates between the time when expenses in the non-functional currencies are initially incurred and the time when the expenses are ultimately paid. The Company’s objective in using derivatives is to add stability and to manage its exposure to foreign exchange risks. To accomplish this objective, the Company uses foreign currency forward contracts to manage its exposure to fluctuations in the exchange rates. Foreign currency forward contracts involve fixing the USD-MXN and USD-CNH exchange rates for delivery of a specified amount of foreign currency on a specified date.
During 2015, the Company entered into a series of foreign currency forward contracts to hedge its exposure to foreign exchange rate movements in its forecasted expenses in China and Mexico. The foreign currency forwards are not speculative and are being used to manage the Company’s exposure to foreign exchange rate movements. Foreign currency forward contracts involve fixing the USD-MXN and USD-CNH exchange rates for delivery of a specified amount of foreign currency on a specified date. The Company has elected not to apply hedge accounting to these derivatives and they are marked to market through earnings. Therefore, gains and losses resulting from changes in the fair value of these contracts are recognized at the end of each reporting period directly in earnings. The gains and losses associated with the foreign currency forward contracts are included in other gain (loss), net on the Consolidated Statements of Income. As of March 31, 2016, the fair value of the foreign currency forward contracts was recorded as a $46,000 liability in other current liabilities on the Consolidated Balance Sheets. As of December 31, 2015, the fair value of the foreign currency forward contracts was recorded as a $534,000 liability in other current liabilities on the Consolidated Balance Sheets. The decrease in the liability during 2016 was primarily due to the settlement of certain forward currency forward contracts (see Note 20 for additional information).
Non-designated Hedges of Foreign Exchange Risk
The notional amounts are used to measure the volume of foreign currency forward contracts and do not represent exposure to foreign currency losses. The following table summarizes the notional values of the Company’s derivative financial instruments as of March 31, 2016.

Product	Number of Instruments	Notional
		(in thousands)
Mexican Peso (MXN) Forward Contracts	1	MXN 12,110
Chinese Yuan (CNH) Forward Contracts	1	CNH 4,028

The following table details the location in the financial statements of the gain or loss recognized on foreign currency forward contracts that are marked to market for the three months ended March 31, 2016 and March 31, 2015:

		Amount of Gain (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments	Location of Gain (Loss) Recognized in Income on Derivative	Three Months Ended March 31, 2016 (1)	Three Months Ended March 31, 2015
		(in thousands)	(in thousands)
Foreign Exchange Contracts	Other gain (loss), net	$(13)	$131

(1)
The $13,000 loss on foreign currency forward contracts was comprised of a $501,000 realized loss on the settlement of certain forward contracts, which was partially offset by a $488,000 unrealized gain on the remaining outstanding forward contracts.

20. Other Gain (Loss), net
Other gain (loss), net in 2016 was a net gain of $105,000 compared to net gain of $131,000 in 2015. Other gain (loss), net in 2016 included a $118,000 of net foreign currency transaction gains and a $13,000 loss on foreign currency forward contracts. The primary driver of the net foreign currency transaction gains were the fluctuations in the value of the USD to CNH and fluctuations in the value of the USD to MXN during 2016. The $13,000 loss on foreign currency forward contracts was comprised of a $501,000 realized loss on the settlement of certain forward contracts, which was partially offset by a $488,000 unrealized gain on the remaining outstanding forward contracts. Other gain (loss), net in 2015 included a $131,000 gain on foreign currency forward contracts.
During 2015, the Company entered into a series of foreign currency forward contracts to hedge its exposure to foreign exchange rate movements in its forecasted expenses in China and Mexico. The unrealized gains recognized in 2016 and 2015 represent the change in fair value of foreign currency forward contracts that are marked to market at quarter end.
21. Shareholders’ Equity
On March 27, 2015, the Company announced a modified “Dutch Auction” Tender Offer to purchase up to $20 million of its common shares (the “Tender Offer”). The Tender Offer expired at the end of the day on April 23, 2015. Under the terms of the Tender Offer, the Company’s shareholders had the option of tendering all or a portion of the Company’s common stock that they owned (1) at a price of not less than $39.00 and not greater than $42.00, in increments of $0.25 per share, or (2) without specifying a purchase price, in which case the common stock that they owned would have been purchased at the purchase price determined in accordance with the Tender Offer. All common stock purchased by the Company in the Tender Offer were purchased at the same price.

The Company accepted for purchase approximately 160,000 shares of its common stock at a purchase price of $42.00 per share. These shares represented approximately 3.9% of the total common stock outstanding as of April 24, 2015 prior to the purchase of shares pursuant to the Tender Offer. Upon completion of the Tender Offer, the Company had approximately 3,934,000 shares of common stock outstanding at that time. The aggregate purchase price paid by the Company in connection with the Tender Offer was $6,734,000 excluding transaction costs. On April 27, 2015, the Company paid for the Tender Offer with available cash on hand.
22. Related Party Transactions
On May 1, 2014, the Company renewed its Management Services Agreement (“Management Services Agreement”) with SP Corporate Services LLC (“SP Corporate”). On March 25, 2015, the Company and SP Corporate entered into an amendment to the Management Services Agreement (the “Amendment”) in order to, among other things, extend the term of the Management Services Agreement until May 1, 2016. SP Corporate is an affiliate of SPHG Holdings. A member of the Board of Directors of the Company (the “Board”), Warren G. Lichtenstein, is affiliated with SPHG Holdings. Also, the Company’s Chairman of the Board, Glen M. Kassan was formerly affiliated with SPHG Holdings. Pursuant to the Management Services Agreement, SP Corporate agreed to provide, at the direction of the Company’s Chief Executive Officer, non-exclusive services to support the Company’s growth strategy, business development, planning, execution assistance and related support services. The monthly fee for these services is $10,400 paid in advance. The Management Services Agreement has been approved by the Audit Committee of the Board and a majority of the disinterested directors of the Company. On February 18, 2016, the Company consented to the transfer of the Company Management Services Agreement to SPH Services, Inc., which is an affiliate of SPHG Holdings.
23. Definitive Merger Agreement to Acquire SL Industries
On April 6, 2016, the Company and Handy & Harman Ltd. (HNH), Handy & Harman Group Ltd., a wholly owned subsidiary of HNH (AcquisitionCo), and SLI Acquisition Co., a wholly owned subsidiary of AcquisitionCo (Merger Sub) entered into an Agreement and Plan of Merger (the Merger Agreement) pursuant to which Merger Sub will acquire and then merge with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned indirect subsidiary of HNH (the HNH Merger). Pursuant to the Merger Agreement, the acquisition of the Company will be completed through a cash tender offer to purchase all of the outstanding shares of the Company’s common stock at a purchase price of $40.00 per share (the Tender Offer). The Tender Offer commenced on April 21, 2016 and, unless extended, the Tender Offer will expire at 12:00 midnight, New York City time, on May 18, 2016. The completion of the Merger and HNH’s obligations under the Tender Offer are conditioned upon certain conditions, and if such conditions are not met, the Merger will not be consummated.

The Company’s Board, upon the recommendation of a special committee of the Board consisting of independent directors (the “Special Committee”), has unanimously (a) approved and declared advisable the Merger Agreement, the Tender Offer, the HNH Merger and the other transactions contemplated by the Merger Agreement, (b) determined that it is fair to and in the best interests of the Company and the stockholders of the Company that the Company enter into the Merger Agreement and consummate the transactions contemplated thereby on the terms and subject to the conditions set forth in the Merger Agreement, (c) resolved that the Merger shall be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and that the Merger shall be consummated as soon as practicable following the acceptance for payment of Shares pursuant to the Offer and (d) resolved to recommend to the stockholders of the Company that they accept the Offer and tender their Shares pursuant to the Offer.
Merger Sub’s obligation to accept for payment and pay for shares pursuant to the Tender Offer is subject to certain conditions, including that there be validly tendered and not withdrawn prior to the expiration of the Tender Offer that number of shares that, when added to the shares, if any, already owned by HNH and its subsidiaries, would represent at least a majority of all then outstanding shares, a nonwaivable condition that there be validly tendered and not withdrawn prior to the expiration of the Tender Offer that number of shares that would represent at least sixty percent (60%) of all then outstanding shares not owned by HNH or any of its affiliates, shares held by stockholders that have properly exercised appraisal rights under Delaware law do not exceed ten percent (10%) of the shares outstanding immediately prior to the expiration of the Offer, and other customary conditions.
The Tender Offer is not subject to any financing contingencies. DGT Holdings Corp., an affiliate of HNH which owns approximately 25.1% of the outstanding shares of the Company’s common stock, has agreed to tender those shares in the offer.
No assurances can be given that any of the transactions contemplated by the Merger Agreement will be completed or that the conditions to the Tender Offer will be satisfied (See Item 1A - Risk Factors, included in Part II of this Quarterly Report on Form 10-Q, for further information regarding the proposed HNH Merger).